Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Enveric Biosciences, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share ("Common Stock"),underlying warrants to purchase Common Stock	Other	680,620	$2.70	(2)	$1,837,674.00	0.00013810	$253.78
Total Offering Amounts						$1,837,674.00		$253.78
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$253.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of common stock, par value $0.01 per share (the “Common Stock”) of Enveric Biosciences, Inc. (the “Company”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.

(2)	The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the Nasdaq Capital Market on February 5, 2026, a date within five (5) business days prior to the date of the filing of this Registration Statement.